Exhibit 99.1

FOR IMMEDIATE RELEASE

THE COMMUNITY NATIONAL CORPORATION ANNOUNCES ITS ANNUAL DIVIDEND

It was announced today, December 21, 2004, by Paul J. Scheuermann, President of The Community National Corporation, that the Board of Directors has voted to pay a dividend of $0.50 per share.  The dividend will be payable on January 21, 2005, to shareholders of record on December 31, 2004.  Mr. Scheuermann stated that this year’s dividend represents a 20% increase over last year.  The combined dividend over the last two years equates to a 31% increase in the dividend payout to the shareholder.  The Board of Directors based their decision on income tax benefits to the shareholder, due to changes in the tax code, and to reflect the appreciation in the stock value.

The Board of Directors is giving the shareholders a choice of how they are to receive the distribution of the dividend.  This dividend will be paid in either cash or whole shares of stock and the balance in cash.

The Community National Corporation stock currently trades on the NASDAQ Bulletin Board. The corporation’s symbol is CMNC.

The Community National Bank, a wholly owned subsidiary of the Community National Corporation, was founded in 1983.  It currently has over $139 million in assets.  In addition to the Franklin office, the Bank has office locations in Carlisle, Centerville, Springboro and Middletown.